Exhibit 5.1

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784 Main: 214 855 8000 • Facsimile: 214 855-8200

June 17, 2011

Conn’s, Inc.

3295 College Street

Beaumont, Texas 77701

Re:	Registration Statement on Form S-8 – Conn’s 2011 Omnibus Incentive Plan
Client Matter No.: 10416205

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Commission”), on behalf of Conn’s, Inc., a Delaware corporation (the “Company”), relating to 1,200,000 shares (the “Common Stock”) of the Company’s common stock, $0.01 par value, issuable pursuant to the Conn’s 2011 Omnibus Incentive Plan (the “Plan”). As counsel to the Company, we have examined (i) the Certificate of Incorporation, as amended to date, and the Amended and Restated By-Laws of the Company, as amended, (ii) the Plan and (iii) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

On the basis of such examinations and assumptions, and subject to the limitations set forth below, we advise you that in our opinion the Common Stock issuable pursuant to the Plan have been duly and validly authorized and, subject to the issuance of the Common Stock and payment therefor in accordance with the Plan, the Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, each as in effect on the date hereof. We express no opinion as to the laws of any other state or jurisdiction. The opinion expressed herein is as of, and are based on, facts and circumstances known to us to exist and law in effect on the date hereof (and not as of any other date), and we make no undertaking to amend or supplement such opinion as facts and circumstances or changes in the law occur that could affect such opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

FULBRIGHT & JAWORSKI L.L.P.

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